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EXHIBIT 5.1

[LETTERHEAD OF STANLEY S. STROUP, EXECUTIVE
VICE PRESIDENT AND GENERAL COUNSEL
WELLS FARGO & COMPANY]

December 10, 2002

Board of Directors
Wells Fargo & Company
420 Montgomery Street
San Francisco, California 94163

Ladies and Gentlemen:

In connection with the proposed registration by Wells Fargo & Company, a Delaware corporation ("Wells Fargo"), under the Securities Act of 1933, as amended, of 1,000,000 shares of its common stock, par value of $1 2/3 per share (the "Shares"), that may be issued by Wells Fargo under the Wells Fargo & Company Stock Purchase Plan (the "Plan"), I or attorneys under my supervision have examined such corporate records and other documents, including the registration statement on Form S-8 to be filed with the Securities and Exchange Commission relating to the Shares (the "Registration Statement"), and have reviewed such matters of law as I have deemed necessary for this opinion. I advise you that in my opinion:

1.
Wells Fargo is a corporation duly organized and existing under the laws of the state of Delaware.

2.
The Shares, when issued in accordance with the terms of the Plan, will be legally and validly issued and fully paid and nonassessable.

I consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/  STANLEY S. STROUP

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  EXHIBIT 5.1